Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Shoals Technologies Group, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Class A common stock, $0.00001 par value per share. In this Exhibit 4.1, when we refer to “Shoals Technologies Group, Inc.,” the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Shoals Technologies Group, Inc. excluding, unless otherwise expressly stated or the context requires, our subsidiaries; all references to “common stock” refer only to common stock issued by us and not to any common stock issued by any subsidiary.
AUTHORIZED CAPITAL STOCK
As of February 20, 2026, our authorized capital stock consisted of 1,000,000,000 shares of Class A common stock, $0.00001 par value per share, 195,000,000 shares of Class B common stock, $0.00001 par value per share, and 5,000,000 shares of preferred stock, par value $0.00001 per share. Only our Class A common stock is registered under Section 12 of the Exchange Act.
DESCRIPTION OF CAPITAL STOCK
The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our charter and bylaws, each of which is filed as an exhibit to the Annual Report on Form 10‑K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
Common Stock
Class A Common Stock
Voting Rights. Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Dividend Rights. Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation or substantially similar transaction, holders of our Class A common stock will be entitled to receive equal per share payments or distributions.
Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.
Other Matters. Our certificate of incorporation does not entitle holders of our Class A common stock to preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our Class A common stock are, and the shares of our Class A common stock are fully paid and nonassessable.

Exhibit 4.1
Class B Common Stock
Voting Rights. Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation.
Issuance of Shares. Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Continuing Equity Owners will be permitted transferees of Class B common stock.
Dividend and Distribution Rights. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.
Exchange rights. Each share of our Class B common stock will be redeemed and canceled by us if the holder exchanges one Class B common unit and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the Shoals Parent LLC Agreement.
Other Matters. Our certificate of incorporation does not entitle holders of our Class B common stock to preemptive or conversion rights or other subscription rights. There is no redemption or sinking fund provisions applicable to our Class B common stock. There are no outstanding shares of our Class B common stock.
Authorized but Unissued Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply as long as our Class A common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.
Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our certificate of incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each Series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each Series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is also able to increase or decrease the number of shares of any Series of preferred stock, but not below the number of

Exhibit 4.1
shares of that Series of preferred stock then outstanding, without any further vote or action by the stockholders.
The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Certain Anti-Takeover Matters
Certain provisions of Delaware law, our certificate of incorporation and our bylaws could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interests, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.
Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Board Classification. Our certificate of incorporation historically provided that our board of directors would be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. However, at our 2024 annual meeting of shareholders, our shareholders approved an amendment to our certificate of incorporation to declassify our Board and phase-in the annual election of directors, beginning with the 2025 annual meeting, such that from and after the 2027 annual meeting of shareholders, all nominees will be subject to election at each annual meeting and will serve for a term of one year and until such directors’ successors are duly elected and qualified or until such directors’ earlier death, resignation or removal in accordance with our certificate of incorporation or bylaws. As a result, approximately one-third of our board of directors will continue to be elected each year until the 2027 annual meeting of shareholders where all directors will be reelected. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.
No Cumulative Voting. Our certificate of incorporation provides that stockholders are not permitted to cumulate votes in the election of directors.

Exhibit 4.1
Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by or at the direction of a majority of the member of our board of directors, our Chairman, or our Chief Executive Officer.
Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.
Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our bylaws require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders to provide timely notice in writing. To be timely, a stockholder’s notice will need to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in the bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which a public announcement of the date of the annual meeting was made by us. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of the Company. In addition to satisfying the requirements of our Bylaws, any notice of shareholder director nominations must also comply with the requirements set forth in Rule 14a-19 of the Exchange Act.
Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation provides that, until the 2027 annual meeting of shareholders, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon. From and after the 2027 annual meeting of shareholders, directors may be removed with or without cause, in each case, by the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote thereon. In addition, our certificate of incorporation also provides that any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Exhibit 4.1
Supermajority Provisions. Our certificate of incorporation and bylaws provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our certificate of incorporation. In addition to any vote of the holders of any class or series of capital stock of our Company required therein, our bylaws or applicable law, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:
•the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;
•the provisions providing for a classified board of directors (the election and term of our directors);
•the provisions regarding removal of directors (from and after the 2027 annual meeting of shareholders, directors may be removed with or without cause, in each case, by the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote thereon);
•the provisions regarding stockholder action by written consent;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding filling vacancies on our board of directors and newly created directorships;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding Section 203 of the DGCL;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
•prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock

Exhibit 4.1
of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent; or
•by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.
Under our certificate of incorporation, we opt out of Section 203 of the DGCL and will therefore not be subject to Section 203.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.
Listing
We list our Class A common stock on Nasdaq under the symbol “SHLS.”